Exhibit 99.1
Letter to Cereplast Shareholders (abstract)
Dear Cereplast Shareholder:
Thank you for your ownership and investment in Cereplast. We are making great strides in executing our vision of building a strong business creating affordable and sustainable bioplastics products.
We are highly confident that bioplastics is a rapidly growing industry that could reach $20 billion a year by the year 2020. In anticipation of the growth expected in this industry, we had grown our staff to 70 and added the 105,000 square foot plant in Seymour, Indiana. The recent economic climate has been a challenge for Cereplast as well as many others on a personal and a corporate level. Corporations and consumers greatly cut back on spending, just as we reached significant production capacity. As a result of the challenges presented, we streamlined operations and reduced our negative cash flow from $1.2 million a month to less than $200,000 a month. We did this by reducing our footprint down to 25,000 square feet from 85,000 and headcount from 70 down to 24. We feel that we are now well positioned for growth and success.
Here are some of our recent accomplishments:
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A contract with Georgia Pacific’s Dixie Cups and Tableware division that calls for them to purchase up to several million dollars worth of resin a year in our Cereplast Compostables® resins and we are exploring additional applications in both the Compostables® and Hybrid® resins. The customer had planned an initial shipping date in 2009, but like many companies in the current economic cycle; they have adjusted their plans and now expect us to start shipping on that contract in the current quarter and hopefully be in full blown in early 2010.

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Executed a contract with Dorel Juvenile Group, a $2 billion manufacturer of children’s health and grooming products, to manufacture children’s furniture made from our Hybrid® resins to be distributed through Wal-Mart, Target & Baby’s R US stores across the United States. We expect revenues of approximately $1 million from this contract this year and believe this contract could grow to an estimated $10 to $15 million in annual sales in a few years.

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SOLO CUP one of the larger food serviceware companies in North America after several years of testing including market testing at Target is expanding a new line of Compostables cups made from our resins under the brand name “BARE”. Starting this month the cups can be found in Target stores all across the United States. It is another milestone for Cereplast.

We highly recommend you to support our growth in using products made from our converters in purchasing products made from our resins in all these stores across the nation.
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Earlier this year , our distributor in Brazil IraPlast-Krest signed an agreement with Bunge Alimentos, Brazil’s largest food company, to support a national roll-out of their Cyclus® line of containers made from Cereplast Compostables™ resins.

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In September 2009, we were granted a patent from the United States Patent and Trademark Office for our Hybrid® resin this is coming on top of two new patents applications we filed in August for our Compostables® with the United States Patent Office. Our Intellectual Property as of October 2009 consists of about 50 patents and patent applications worldwide.

We are very enthusiastic about the outlook for the bioplastics industry overall. According to BCC Research, the current global market for bioplastics is estimated to be approximately 570 million pounds and is forecast to increase to 1.2 billion pounds in 2012, which represents an almost 18% annual growth rate over the next three years.
According to the Plastics Industry Producers’ Statistics Group, total sales of plastic resin in the United States were $104 billion in 2008. We feel that the bioplastics industry is on the cusp of becoming a burgeoning part of this industry. This is represented in a study by the Bioplastics Market Worldwide 2007-2025 published by Helmut Kaiser Consultancy on August 5, 2009. According to this study the global bioplastics market in the United States was $1 billion in 2007 and is forecast to grow to $6 billion by 2015, growth of more than 8-10% per year over the next six years.
This worldwide growth potential is further represented by the growth and development of the Biodegradable Plastics Institute (BPI). As you may know, I created BPI as a professional association and it has quickly become the largest biodegradable association in the world, with more than 80 members, including BASF, DuPont, Georgia-Pacific, NatureWorks, Dow and Metabolix.
Our key investors are long term players active in Socially Responsible Investing (SRI) arena including: UBS Global Innovator Fund, Credit Suisse New Energy Fund, Fortis, Sustainable Asset Management, Swedbank-Robur and several other prestigious institutions.
We feel that 2010 could be a breakout year for Cereplast. Our restructuring is almost completed. We have adapted to the current economic climate and we have contracts that are poised to grow revenues. The consumer is adopting and even demanding biodegradable plastic products. We have the capacity to meet the demand from those contracts. We expect that increased business from Georgia-Pacific, Dorel, Solo Cup and Bunge could show revenues increase 300% for the year. As we move forward we expect many new relationships to add to these advances resulting in Cereplast becoming a clear market leader in the expanding bioplastics industry.
Going forward we at Cereplast are focused on the following:
•	Delivering to key customers and increasing our customer base.

•	Securing a major compounding partner to operate and manufacture for us under our specific formulations to meet anticipated capacity needs in 2010 & 2011.

•	Continuing to “mine the field” by filing and acquiring formulation patents so that as the bioplastics industry grows we will own and receive royalties from essential resin and formulation patents.

•	Continuing the design and development of our Compostables® & Hybrid® resins.

•	Leveraging our competitive advantage of knowing how to use our Compostables® & Hybrids® resins on existing equipment, making Cereplast a lower cost solution than competitors.

We believe that these are key components to success in this rapidly growing industry that will add shareholder value and continue to position Cereplast as a leader in this market. We appreciate your continued support and interest and look forward to reaping the benefits from the success of this company and continued growth of this industry.
Very Truly Yours
Frederic Scheer
Chairman
Chief Executive Officer
Safe Harbor Statement
Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.